Exhibit 16

June 14, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Home Federal Savings and Loan Association of Grand Island included under the heading “Change in Auditor” contained within the Prospectus constituting part of the Registration Statement on Form S-1 of Central Plains Bancshares, Inc. (a proposed holding company of Home Federal Savings and Loan Association of Grand Island), dated June 14, 2023. We agree with the statements made in that section as they relate to our Firm.

Very truly yours,

/s/ FORVIS, LLP